Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT made this 1st day of May, 2009, by and between Venture Quest Industries Inc. (“Consultant”), a Michigan corporation at 1583 McCabe Ave NE, Lowell, MI 49331, and Task Technologies, Inc. (“Client”), a Nevada corporation at 9570 Downes St NE, Lowell, MI 49331.

WITNESSETH, that the Consultant and the Client for the consideration named agree as follows:

ARTICLE 1. SCOPE OF THE WORK

The Consultant shall perform strategic management advisement and consulting services to Client on an ongoing basis.

ARTICLE 2. TIME OF COMPLETION

The work to be performed under this Agreement shall be commenced on or before May 15, 2009, and shall continue until Client notifies Consultant that Client desires to discontinue engaging the services of Consultant pursuant to the provisions of this Agreement.

ARTICLE 3. THE CONTRACT PRICE

The Client shall pay the Consultant for the sum of Five Hundred Dollars ($500) per month, subject to additions and deductions pursuant to authorized change orders. Payment shall be due and payable on the 15th of each month, beginning on May 15th, 2009.

ARTICLE 4. GENERAL PROVISIONS

1. Consultant may at its discretion engage subcontractors to perform work hereunder, provided Consultant shall fully pay said subcontractor and in all instances remain responsible for the proper completion of this Contract.

2. All change orders shall be in writing and signed by both Client and Consultant.

3. In the event Client shall fail to pay any periodic or installment payment due hereunder, Consultant may cease work without breach pending payment or resolution of any dispute.

4. All disputes hereunder shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

Consultant:	Client:
Signed: /s/ Guy Roberts	Signed: /s/ Scott Kwilinski
Name & Title: Guy Roberts, President	Name & Title: Scott Kwilinski, President
Date: 5/1/09	Date: 5/1/09